Exhibit 99.1
For Immediate Release
Corel Streamlines Global Operations to Improve Operational Efficiency
and Focus Investment on Growth Opportunities
OTTAWA, Canada - September 10, 2008 — Corel Corporation (NASDAQ:CREL) (TSX:CRE) today announced it is streamlining its global operations in order to become more operationally efficient and to increase its investment in key growth opportunities, including emerging markets and eCommerce. As part of this effort, the Company will reduce its global workforce by approximately 8% or 90 employees worldwide.
The Company estimates that, as a result of these actions, it will incur a one-time restructuring charge in the fourth quarter in the amount of $2.8 million (USD). Subject to completion of usual review procedures regarding quarterly financial results, the Company also announced its expectation to report revenue and non-GAAP adjusted net income and earnings per share, consistent with its Q3 guidance communicated on July 3, 2008.
“Corel, like any company, must make periodic adjustments to ensure we are running as efficiently as possible and that we are focusing our teams and resources on the areas we believe offer the best opportunities for growth,” said Kris Hagerman, Interim CEO of Corel. “The actions we are taking today will enable us to expand our sales and marketing activity in emerging markets and enhance our eCommerce offerings – just two of the areas where we believe incremental investment will improve both our financial performance and our long-term competitive position in the market.”
As indicated in the statement issued on August 20, 2008, the Company is in discussions with a third party regarding a potential sale of Corel. No agreement has been reached regarding a potential sale and there can be no assurance that such an agreement will be reached. In addition, there can be no assurance that any transaction will be completed or, if completed, of its terms, price or timing. For a discussion of many of the risks and uncertainties pertaining to ownership of Corel shares, please refer to Corel’s Annual Report dated February 8, 2008, on file with the Securities and Exchange Commission.
The Company will issue its earnings release for the third quarter ended August 31, 2008, before markets open on Friday, October 3, 2008. Corel will host a conference call to discuss its financial results at 8:00 AM Eastern time on the same day.
Forward-Looking Statements:
This news release includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements.
These risks, uncertainties and other important factors are described in Corel’s Annual Report dated February 8, 2008, filed with the Securities and Exchange Commission (SEC) and the Canadian Securities Administrators (CSA) under the caption “Risk Factors” and elsewhere. A copy of the Corel Annual Report and such other filings can be obtained on Corel’s website, on the SEC’s website at http://www.sec.gov or on the CSA’s website at http://www.sedar.com. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.
Financial Presentation and Use of Non-GAAP Measures:
Our financial statements are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, which differ in certain material respects from Canadian generally accepted accounting principles. In addition, financial information in this release is presented in U.S. Dollars, unless otherwise indicated. We use certain non-GAAP financial measures to confirm our compliance with covenants contained in our debt facilities, as supplemental indicators of our operating performance and to assist in evaluation of our liquidity. These measures do not have any standardized meanings prescribed by GAAP and therefore are not comparable to the calculation of similar measures used by other companies, and should not be viewed as alternatives to measures of financial performance or changes in cash flows calculated in accordance with GAAP.
About Corel
Corel is one of the world’s top software companies with more than 100 million active users in over 75 countries. We develop software that helps people express their ideas and share their stories in more exciting, creative and persuasive ways. Through the years we’ve built a reputation for delivering innovative, trusted products that are easy to learn and use, helping people achieve new levels of productivity. The industry has responded with hundreds of awards for software innovation, design and value.
Our award-winning product portfolio includes some of the world’s most widely recognized and popular software brands, including CorelDRAW® Graphics Suite, Corel® Painter™, CorelDESIGNER® Technical Suite, Corel® Paint Shop Pro® Photo, VideoStudio®, WinDVD®, Corel® WordPerfect® Office and WinZip®. Our global headquarters are in Ottawa, Canada, with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan.
© 2008 Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Painter, Corel DESIGNER, VideoStudio, WordPerfect, WinDVD, WinZip, iGrafx, and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product, font and company names and logos are trademarks or registered trademarks of their respective companies.
CRELF
Corel Corporation
Catherine Hughes, 613-728-0826 x1659 (Press)
catherine.hughes@corel.com
or
The Blueshirt Group
Todd Friedman, 415-217-7722 (Investor Relations)
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Stacie Bosinoff, 415-217-7722 (Investor Relations)
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